Exhibit 4.2

THIS SERVICE AGREEMENT (THE “AGREEMENT”) IS EXECUTED BY AD BETWEEN CARSO GLOBAL TELECOM, S.A.B. DE C.V. HEREINAFTER THE “SUPPLIER” REPRESENTED BY MR. ARMANDO IBÁÑEZ VÁZQUEZ AND BY CONTROLADORA DE SERVICIOS DE TELECOMUNICACIONES, S.A. DE C.V. HEREINAFTER “CONSERTEL” REPRESENTED BY MR. GONZALO LIRA CORIA, WHO SHALL JOINTLY BE KNOWN AS THE PARTIES OR INDIVIDUALLY AS THE PARTY, PURSUANT TO THE FOLLOWING RECITALS AND CLAUSES:

RECITALS

I.-	The SUPPLIER, through its representative, states that:

a)	It is a company duly organized and validly existing according to the laws of Mexico. Its domicile is located at Insurgentes Sur 3500, 5° piso, Col. Peña Pobre, C.P. 14060, Delegación Tlalpan, México, D.F.

b)	Its representative has the legal capacity and sufficient powers to obligate it according to the terms hereunder, which powers have not been amended, limited or revoked in any manner whatsoever.

c)	Its corporate purpose includes activities such as promoting, organizing and administrating all types of business companies and civil partnerships as well as providing management, organization, tax, legal and consulting services to companies.

d)	It has the necessary elements to properly provide the services subject matter of this Agreement.

II.-	CONSERTEL, through its representative, states that:

a)	It is a company duly organized and validly existing according to the laws of Mexico. Its domicile is located at Insurgentes Sur 3500, 2° piso, Col. Peña Pobre, C.P. 14060, México, Distrito Federal.

b)	Its representative has the legal capacity and sufficient powers to obligate it according to the terms hereunder, which powers have not been amended, limited or revoked in any manner whatsoever.

c)	Its corporate purpose includes activities such as promoting, creating, organizing, exploiting, acquiring and holding an interest in the capital stock or equity of any kind in the business corporation or civil partnerships, associations or companies, whether industrial, commercial, service or any other, both domestic and foreign, as well as providing and receiving all kinds of consulting services and technical, scientific and administrative assistance.

d)	It desires to receive the services that shall be provided by SUPPLIER in order to carry out its operations in the best possible manner.

III.-	The Representatives of both Parties state that it is their intention to execute this Agreement, which shall be subject to the following:

CLAUSES

ONE.- The SUPPLIER hereby undertakes to provide CONSERTEL and/or its Subsidiaries with the management and operation consulting and advisory services specified below:

1.-	Evaluate the addresses, positions and persons for both CONSERTEL as well as its Subsidiaries.

2.-	Review and, if applicable, assist with restructuring the collective labor contracts.

3.-	Provide technical, administrative and financial planning.

4.-	Implement administrative and operational systems and controls.

5.-	Provide investment planning and negotiation to optimize the return on resources of the company:

a)	Optimize the design and investments for telecommunication network equipment;

b)	Analyze and evaluate new investments and acquisitions.

6.-	Development of transformation programs for CONSERTEL for a more efficient operation, streamlining and making it grow aggressively in such a manner as to improve and maintain the quality of the services to international standards.

7.-	Restructure the tariff, commercial, technical and services policies.

8.-	Draft plans to relocate personnel.

9.-	Carry out, if applicable, real-estate investment plans to substantially reduce its number and amounts.

10.-	Drafting rules and regulations for construction.

11.-	Assessing alternatives that occur within the technical-financial studies carried out for CONSERTEL operations.

In general, the services shall consist in the regeneration, reorganization and restructuring of CONSERTEL and its Subsidiaries by planning, executing and supervising the different areas of each company to the Parties’ satisfaction.

Hereinafter these services shall be known as the “SERVICES”.

TWO.- CONSERTEL shall not delegate to the SUPPLIER, in any manner, the powers that involve taking decisions about the management of the company; therefore, such authority shall remain solely and exclusively under the responsibility of the Board of Directors, the General Directorate and/or Corporate Committees of CONSERTEL in terms of the decisions regarding the company management without any intervention from the SUPPLIER.

THREE.- The SUPPLIER shall provide the SERVICES with its own resources or those of third parties and that, in the latter case, it shall be under its strict responsibility.

FOUR.- CONSERTEL hereby undertakes to pay the SUPPLIER as consideration to provide the SERVICES as a monthly amount equivalent to Mexican pesos $1,875,000.00 U.S. dollars (ONE MILLION EIGHT HUNDRED AND SEVENTY FIVE THOUSAND US DOLLARS 00/100) in addition to the VALUE ADDED TAX (V.A.T.).

This consideration shall be paid by CONSERTEL to the SUPPLIER no later than on the next business day of each month.

To determine the amount in Mexican pesos, the rate of exchange to pay for the obligations set in foreign currency paid in Mexico published in the Official Gazette of the Federation on the date of payment shall be used.

In the event that CONSERTEL requires any service not included herein, the SUPPLIER shall charge an additional amount agreed by both Parties.

The tax receipt issued by the SUPPLIER for any payment made to CONSERTEL as per the terms hereunder must comply with the tax requirements established by the applicable legal and administrative provisions, including the express and separate transfer of VAT.

FIVE.- The SUPPLIER intends on complying in good faith and in the best manner possible with the obligations undertaken and shall provide the SERVICES with its own resources or those of third parties, thereby unconditionally assuming, under its strict responsibility, any liabilities with respect to the persons employed to provide the SERVICES. The SUPPLIER shall be solely responsible for the labor contracts or any other that may be executed with said personnel and, as appropriate, the payment of fees and other employment benefits as well as the duties corresponding to the Mexican Social Security Institute, National Worker’s Housing Trust, Income Tax and any other fee generated. The SUPPLIER shall be liable in the event of any conflict with the aforementioned personnel as well as for any claim submitted by them resulting from a work related accident or illness.

CONSERTEL hereby agrees that at the request of the SUPPLIER, it shall grant sufficient powers to the directors, advisors and committee members of the latter so that whenever necessary said attorneys-in-fact may provide the SERVICES on behalf of CONSERTEL; however, the aforementioned attorneys-in-fact and CONSERTEL shall not have a work relationship, but the stipulations provided in the previous paragraph of this clause shall apply regarding the relationship between the SUPPLIER and its directors, advisors and committee members.

SIX.- The valid term of this Agreement shall start as of the execution date and shall conclude precisely on December 31 st, 2010.

SEVEN.- For all matters related to the validity, construction and compliance with this Agreement, the laws in force and effect for the Federal District and the Federal Laws shall govern as applicable as well as to resolve any lawsuit that may arise hereunder, the Parties expressly submit to the jurisdiction of the competent courts of Mexico City, Federal District, thereby expressly waiving any other venue that may correspond by reason of their nationality, domicile or residence.

IN WITNESS WHEREOF, this Agreement is executed in two counterparts and signed in Mexico City, Federal District, on January 1st, 2010.

CARSO GLOBAL TELECOM, S.A.B DE C.V.	CONTROLADORA DE SERVICIOS DE TELECOMUNICACIONES, S.A. DE C.V.

/s/ Armando Ibáñez Vázquez	/s/ Gonzalo Lira Coria
Mr. Armando Ibáñez Vázquez	Mr. Gonzalo Lira Coria
Attorney-in-Fact	Attorney-in-Fact

WITNESS	WITNESS

/s/ Francisco Ángeles Mayorga	/s/ Gabriel Juárez Lozano
Mr. Francisco Ángeles Mayorga	Mr. Gabriel Juárez Lozano

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